Armata Pharmaceuticals Announces First Quarter 2024 Results and

Provides Corporate Update

LOS ANGELES, CA, May 7, 2024 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on high-purity, pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its first quarter ended March 31, 2024, and provided a corporate update.

First Quarter 2024 and Recent Developments:

●	Entered into a $35.0 million secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Armata’s principal shareholder.
●	Continued to advance the Phase 2a portion of the diSArm study of intravenous AP-SA02 as a potential treatment for Staphylococcus aureus bacteremia with continued ability to dose escalate due to phage purity, as well as the Phase 2 Tailwind study of inhaled AP-PA02 in patients with non-cystic fibrosis bronchiectasis (NCFB) and chronic pulmonary Pseudomonas aeruginosa infection (“P.aeruginosa”).
●	Further advanced bacteriophage science through presentations and publications:
o	Delivered a presentation on the Company’s phage development programs at the 6th Annual Bacteriophage Therapy Summit in February 2024.
o	Manuscript of results from SWARM-P.a., the completed Phase 1b/2a clinical trial of inhaled AP-PA02 in patients with cystic fibrosis and chronic pulmonary P. aeruginosa infection, expected to be submitted to a peer-reviewed journal in the second quarter of 2024.
●	In the second quarter of 2024, Armata expects to complete the build-out of its advanced biologics manufacturing facility with five current good manufacturing practice (“cGMP”) clean rooms, including a state-of-the-art automated fill and finish suite; R&D labs and administrative space were fully operational in the first quarter of 2024.

“During the first quarter of 2024, we continued to advance our two distinct clinical programs that we believe will support the initiation of rigorously designed pivotal studies, which we are planning for 2025,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Regarding AP-PA02, which we are developing as a potential inhaled treatment for chronic Pseudomonas aeruginosa lung infections, I am pleased to report that enrollment of our Phase 2 Tailwind study in subjects with NCFB continues to progress in line with projected timelines.”

“For AP-SA02, developed with support from the U.S. Department of Defense as a potential treatment for Staphylococcus aureus bacteremia, we expect to complete our Phase 2a diSArm study this year, at which time we expect to have identified the optimal dose to be tested in a larger definitive study.”

“The Company strengthened its balance sheet during the quarter with a $35.0 million investment from our principal shareholder, Innoviva, the proceeds of which are being used to further advance our phage clinical programs in preparation for pivotal studies.”

“We entered the final stages of the build-out of our state-of-the-art cGMP manufacturing facility, which is expected to be completed mid-year, at which time we expect to be well-positioned to support our late-stage clinical trials and commercial production.”

“Having committed to the execution of randomized, placebo-controlled clinical studies that, if successful, will support eventual registration of our multi-phage products, I am very pleased with our progress to date, and believe that we are within line-of-sight to achieve value creating milestones this year and the next,” Dr. Birx concluded.

First Quarter 2024 Financial Results

Grant Revenue. The Company recognized grant revenue of approximately $1.0 million for the three months ended March 31, 2024, which represents Medical Technology Enterprise Consortium’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company recognized approximately $0.8 million of revenue in the comparable period in 2023.

Research and Development. Research and development expenses for the three months ended March 31, 2024 were approximately $8.0 million as compared to approximately $9.6 million for the comparable period in 2023. The Company continues to invest in clinical related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended March 31, 2024 were approximately $3.2 million as compared to approximately $2.5 million for the comparable period in 2023. The increase was mainly related to expenses related to the increased professional service expenses and other facility and overhead expenses.

Loss from Operations. Loss from operations for the three months ended March 31, 2024 was $10.2 million as compared to a loss from operations of approximately $11.3 million for the comparable period in 2023.

Cash. As of March 31, 2024, Armata held approximately $37.9 million of unrestricted cash, as compared to $13.5 million as of December 31, 2023.

On March 4, 2024, the Company entered into a credit and security agreement for a loan in an aggregate amount of $35.0 million with Innoviva Strategic Opportunities LLC. The loan bears interest at an annual rate of 14% and matures on June 4, 2025. Principal and accrued interest are payable at maturity.

As of May 7, 2024, there were approximately 36.1 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash	$37,860	$13,523
Prepaid expenses and other current assets	2,143	2,265
Other receivables	1,714	3,363
Total current assets	41,717	19,151
Property and equipment, net	12,700	12,559
Operating lease right-of-use asset	44,243	44,717
Intangible assets, net	13,746	13,746
Other long term assets	7,950	8,190
Total assets	$120,356	$98,363

Liabilities and stockholders’ deficit
Total current liabilities	$110,045	$16,461
Long-term debt	35,368	82,307
Operating lease liabilities, net of current portion	28,376	28,583
Deferred tax liability	3,077	3,077
Total liabilities	176,866	130,428
Stockholders’ deficit	(56,510)	(32,065)
Total liabilities and stockholders’ deficit	$120,356	$98,363

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Grant revenue	$966	$796
Operating expenses:
Research and development	8,016	9,604
General and administrative	3,178	2,538
Total operating expenses	11,194	12,142
Loss from operations	(10,228)	(11,346)
Interest income	52	18
Interest expense	(1,820)	—
Change in fair value of convertible debt	(13,025)	(3,162)
Net loss	$(25,021)	$(14,490)
Net loss per share, basic and diluted	$(0.69)	$(0.40)
Weighted average shares outstanding, basic and diluted	36,124,980	36,045,040

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(25,021)	$(14,490)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	317	230
Stock-based compensation expense	534	857
Change in fair value of convertible debt	13,025	3,162
Non-cash interest expense	1,815	—
Non-cash interest income	(26)	—
Change in right-of-use asset	464	—
Changes in operating assets and liabilities:	(1,692)	(7,329)
Net cash used in operating activities	(10,584)	(17,570)
Investing activities:
Purchases of property and equipment	(250)	(2,010)
Net cash used in investing activities	(250)	(2,010)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	—	29,594
Proceeds from issuance of long-term debt, net of issuance costs	34,889	—
Proceeds from exercise of stock options	42	—
Net cash provided by financing activities	34,931	29,594
Net increase in cash and restricted cash	24,097	10,014
Cash and restricted cash, beginning of period	19,243	20,812
Cash and restricted cash, end of period	$43,340	$30,826

	Three Months Ended March 31,
	2024	2023
Cash	$37,860	$25,106
Restricted cash	5,480	5,720
Cash and restricted cash	$43,340	$30,826